Exhibit 99.1

For Immediate Release

RADVIEW SOFTWARE TO TRANSITION FROM NASDAQ SMALLCAP TO OTCBB

RadView Software to be Delisted from Nasdaq SmallCap Market Effective September 17, 2004

BURLINGTON, MA – September 13, 2004 – RadView Software Ltd. (Nasdaq: RDVW), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today announced that its ordinary shares will be delisted from the Nasdaq SmallCap Market effective with the opening of business on Friday, September 17, 2004.

The Company’s ordinary shares will be immediately eligible to quotation on the Over-the-Counter Bulletin Board (OTCBB) effective with the opening of business on September 17, 2004.  The Company will keep its current trading symbol of “RDVW,“ however, some Internet quotation services add an “OB“ to the end of the symbol and will use “RDVW.OB“ for the purpose of providing stock quotes.  No application for inclusion on the OTCBB is required, provided a market maker enters a quote on the first day of eligibility.

The Company received a Nasdaq Staff Determination letter on September 8, 2004 indicating that the Company fails to comply with the shareholders’ equity, market capitalization, and net income requirements for continued listing set forth in Marketplace Rule 4320(e)(B), and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market.  In August 2004, the Company provided to the Nasdaq the Company’s plan to regain compliance by achieving operating profitability and increasing shareholders’ equity; however, because the plan does not definitively satisfy the Nasdaq’s timeframe for compliance in the near term, the Nasdaq made the determination to delist.

“The move to the OTCBB does not affect the strategic plan of the Company,“ stated Ilan Kinreich, President and CEO of RadView Software. “We remain focused on our goals of growing revenues through the combined initiatives of innovative product introductions and expansion of relationships with channel partners.  We have already demonstrated progress on these fronts in the first half of 2004 and look forward to continue the successful execution of these initiatives in order to achieve profitability and increase shareholder value.“

About OTCBB

The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over 3,200 securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a computer network. Additional information regarding the OTCBB can be found at http://www.otcbb.com. Investors should contact their broker for more information about executing trades in RadView Software’s ordinary shares on the OTCBB.

About RadView

RadView™ Software Ltd. (Nasdaq: RDVW) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications. Deployed at over 1,450 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView‘s award winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle. Corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView‘s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements“ as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView‘s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.